Corporate Stock Trading Policy

Exhibit 19.1

POLICY STATEMENT:
This Policy confirms Equitrans Midstream Corporation’s commitment to ensuring compliance with all federal and state securities laws and regulations which prohibit individuals from buying or selling the stock or other securities of any publicly traded entity while aware of material, nonpublic information about the entity in question.
SCOPE:
All directors, officers and employees (including, for purposes of this Policy, temporary or contract employees) of Equitrans Midstream Corporation and its subsidiaries (collectively, “Equitrans Midstream” or the “Company”).
POLICY DETAILS:
I.Background
It is generally illegal for any person, either personally or on behalf of others, to trade in securities of a publicly traded entity while aware of material, nonpublic information about that entity. A person who communicates (or “tips”) material, nonpublic information to another person may also be liable for that person’s trading as if it were his/her own. These types of activities are commonly referred to as “insider trading.” Insider trading prohibitions apply to all securities of an entity - including common stock, preferred stock, partnership interests, certain debt instruments (such as bonds), options to buy or sell securities and certain other derivatives, etc.

Penalties for insider trading violations may include fines and imprisonment. There may also be liability to independent third parties damaged by the trading.

II.Definitions
Material Information: Information (positive or negative) about Equitrans Midstream is “material” if it is likely to be considered important by a reasonable investor in deciding whether to buy, sell or hold Equitrans Midstream securities, including common stock of Equitrans Midstream (or, put another way, information which is reasonably likely to affect the price of Equitrans Midstream securities, if publicly disclosed). Examples of information that may be material include, but are not limited to:

•information about financial results or earnings for the quarter or the year
•knowledge of negotiations with respect to possible mergers, acquisitions, dispositions, joint ventures and other purchases and sales of, or investments in, companies or assets
•financial forecasts
•public offerings or private sales of debt or equity securities
•obtaining or losing important contracts or other significant customer developments
•major litigation developments or government investigations
•major personnel changes
•changes in the auditors of Equitrans Midstream or a notification from its auditors that Equitrans Midstream may no longer rely on their audit report
•financial restatements
•major changes in accounting methods
•changes in dividend amounts or timing
•other major events regarding the securities of Equitrans Midstream
•major financing developments, including debt service, liquidity problems or covenant compliance
•splits, calls, redemptions or repurchases of securities of Equitrans Midstream
•cybersecurity events
•significant operational issues including without limitation significant developments related to the construction of major infrastructure projects.

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Non-Public Information & Effective Disclosure of Non-Public Information: Information is considered nonpublic unless it has been effectively disclosed to the public. To determine whether information has been effectively disclosed to the public, the following factors must be considered: the substance of the information disclosed; the method of disclosure; and the time period during which information has been available to the public. Examples of effective disclosure include but are not limited to:

•public filings by Equitrans Midstream with the Securities and Exchange Commission (the “SEC”)
•broadly disseminated press releases by Equitrans Midstream
Examples of ineffective disclosure include but are not limited to:

•the circulation of rumors, including through e-mail, even if accurate and reported in the media
•selective nonpublic dissemination, for instance disclosure only to institutional investors or to an analyst or a group of analysts
•partial disclosure (i.e., the failure to disclose any material component of the “inside” information)

Information must not only be publicly disclosed, there must be adequate time for the market as a whole to digest the information. Two Business Days of general availability may be required for information to be considered public. For purposes of this Policy, a “Business Day” is a full trading day at the New York Stock Exchange.

Only specifically designated representatives of Equitrans Midstream may discuss information about Equitrans Midstream with the news media, securities analysts, and investors.

Inquiries of this type received by an employee or director should be referred to the Senior Vice President, Finance and Investor Relations, or the General Counsel, as applicable. (See Policy No. 2.9 Corporate Communications).
III.Responsibilities
•Each officer and employee shall sign a certification of compliance with this Policy when he or she begins employment; and
•shall sign an annual certification of compliance with this Policy.
Each director and Section 16 reporting officer is required to comply with this Policy and the Addendum related to certain other obligations of Section 16 reporting officers and directors, which requires, among other things, that each director and Section 16 reporting officer of the Company and each affiliated person (collectively, the covered persons”) pre-clear all trades in Equitrans Midstream securities and comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Each officer, director and employee must:
•exercise caution (for themselves and their immediate family members and controlled entities) when determining whether to trade in Equitrans Midstream securities;
•contact the General Counsel or Deputy General Counsel responsible for securities matters with any questions about the propriety of trading in Equitrans Midstream securities prior to effecting any trade; and
•notify the General Counsel and the Deputy General Counsel responsible for securities matters of each actual, potential or apparent violation of this Policy – past, present and future.

IV.Activities Prohibited by This Policy
No officer, director or employee may directly or indirectly:
engage in any transaction involving Equitrans Midstream securities while he or she is aware of material, nonpublic information about Equitrans Midstream, except pursuant to a pre-approved and pre-adopted trading plan that complies with SEC Rule 10b5-1(c), a “net exercise” of options granted under a long-term incentive plan of the Company or the exercise of a stock option by the delivery of a check

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or previously owned shares (i.e., excluding “cashless” exercises). For the avoidance of doubt, an individual may not do the following while he or she is aware of material, nonpublic information:
•change his or her 401(k) investment election from Equitrans Midstream stock;
•change his or her health savings account investment election to or from Equitrans Midstream stock;
•increase or decrease his or her contribution to his or her health savings account if Equitrans Midstream stock is one of his or her investment elections for such health savings account;
•move existing 401(k) investments from Equitrans Midstream stock;
•move existing health savings investments to or from Equitrans Midstream stock;
•enroll or change his or her investment election or contribution amounts in the Equitrans Midstream Corporation Dividend Reinvestment and Stock Purchase Plan or any similar program offered through his or her broker, if applicable;
•elect in or out of the Equitrans Midstream Corporation Employee Stock Purchase Plan (ESPP);
•increase or decrease his or her contributions to the ESPP
•sell any shares acquired under the ESPP; or
•make a gift of any Equitrans Midstream securities.

effect transactions in Equitrans Midstream securities for two (2) Business Days after the issuance of a press release disclosing such information or as otherwise approved by the General Counsel, if such individual was prohibited from trading in Equitrans Midstream securities under this Policy because he or she was aware of material, nonpublic information;
engage in any short sale or hedging transaction involving, or purchase or sell options in, Equitrans Midstream. For the avoidance of doubt, prohibited hedging transactions are transactions designed to hedge or offset any change in the market value of Equitrans Midstream securities held, directly or indirectly, by the officer, director or employee (including incentive and other compensation awards) and include, but are not limited to, the use of financial instruments such as prepaid variable forwards, equity swaps, puts, calls, forwards, collars, exchange funds and other derivative instruments; or trade in the securities of any other publicly traded entity or discuss, disclose or otherwise “tip” material, nonpublic information about such an entity if, in the course of his or her duties for the Company, he or she becomes aware of material, nonpublic information about that entity (for instance, that the other entity is for sale or Equitrans Midstream is considering the acquisition of that entity).
No Section 16 reporting officer or director of Equitrans Midstream may pledge (or otherwise allow a lien to be imposed upon) Equitrans Midstream securities, including through the use of a margin account with a broker. For the avoidance of doubt, the holding of securities in a brokerage account that permits margining is not a violation of this Policy as long as the owner of the account does not engage in any transaction that results in a lien upon the Equitrans Midstream securities held in the account.
In addition to the trading and other restrictions above, no officer, director or employee may:
•Discuss (personally, in writing, electronically, or through web-enabled communications), disclose or otherwise “tip” material, nonpublic information about Equitrans Midstream with or to anyone, including other employees (except as required in the performance of their regular duties), family members, other relatives or business or social acquaintances;
•otherwise seek to gain a personal advantage from material, nonpublic information; or
•on the basis of material, nonpublic information, make recommendations or express opinions as to trading in the securities of Equitrans Midstream.

Except for trades occurring pursuant to: (i) a pre-approved and pre-adopted Rule 10b5-1(c) trading plan; (ii) a “net exercise” of options granted under a long-term incentive plan of the Company; or (iii) the exercise of a stock option by the delivery of a check or previously owned shares, the following directors, officers or employees1 may not engage in any transaction involving Equitrans Midstream securities during the period beginning
1 These individuals also are prohibited from entering into a Rule 10b5-1(c) trading plan during a quarterly trading moratorium or other blackout. Additionally, a Rule 10b5-1(c) trading plan cannot be entered into when in possession of material non-public information.

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on the first day of each calendar quarter and ending two Business Days after the public issuance of Equitrans Midstream’s earnings release applicable to the previous quarter (a “quarterly trading moratorium”):
•any director or executive officer of Equitrans Midstream;
•the corporate controller of Equitrans Midstream;
•the controller and assistant controller of each Equitrans Midstream business segment;
•all employees who are members of the corporate accounting department or of the treasury department;
•any other person required or requested by the Disclosure Committee of Equitrans Midstream to deliver a certificate as to the accuracy of certain public disclosures under the Disclosure Controls and Procedures Policy;
•and any other person identified by the Disclosure Committee as being subject to the quarterly trading moratorium.

In addition to the quarterly trading moratorium described above, Equitrans Midstream may prohibit individual directors, officers or employees, groups of such persons, or all such persons from engaging in any transaction involving Equitrans Midstream securities or securities of another publicly traded entity, as applicable, as a matter of policy (sometimes referred to as a “trading moratorium” or “black out” period) if Equitrans Midstream determines there are pending corporate developments that could give rise to a charge of insider trading if a transaction took place. The establishment and termination of a trading moratorium will be commenced by the General Counsel’s Office and may be communicated, in writing, by telephone, by e-mail, by voicemail or in person.
Even if at a particular point in time an officer, director or employee is not expressly prohibited from trading in the securities of Equitrans Midstream by reason of: (i) a trading moratorium described in above, (ii) the quarterly trading moratorium described above, or (iii) the pre-clearance policy described under the caption “Responsibilities” above, such person may not trade while he or she is aware of material, nonpublic information.
V.Policy Violations
Violation of this Policy will result in disciplinary action, up to and including termination.

**See also Policy No. 2.9 Corporate Communications and Policy No. 2.3 Protection of Confidential Information.

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EQUITRANS MIDSTREAM CORPORATION
Addendum for Section 16 Reporting Officers and Directors

In addition to complying with the requirements and observing the prohibitions of the Policy to which this Addendum for Section 16 Reporting Officers and Directors (this Addendum) is attached, each director and Section 16 reporting officer of Equitrans Midstream Corporation (the Company) is responsible for complying with this Addendum.

    The Policy and this Addendum should be viewed as applying equally to each “affiliated person” (as defined below) of each director and Section 16 reporting officer, but because the rules are complex it is important to pre-clear all transactions and work with the General Counsel’s office to ensure compliance with all obligations. Each director and Section 16 reporting officer is responsible for compliance with the Policy and this Addendum by his or her affiliated persons.

    For this purpose, “affiliated person” includes members of each director’s or Section 16 reporting officer’s immediate family1 sharing his or her household2 and partnerships, corporations, trusts and other entities in which the director or officer has a significant or controlling interest.

Without limiting the scope of the Policy or this Addendum, each director and Section 16 reporting officer must:

•advise each of his or her affiliated persons of the requirements of the Policy and this Addendum;
•advise all brokers and investment managers (collectively, brokers) with whom he or she and his or her affiliated persons transact business, that he or she is a director or Section 16 reporting officer of the Company and that his or her transactions in securities of the Company (Covered Securities) are subject to a pre-clearance requirement;
oCautionary note regarding brokers with investment discretion: please either ensure that your broker works with you to comply with your pre-clearance requirements or prohibit the purchase and sale of any Covered Security by your broker;
•comply with the pre-clearance requirement set forth below;
•comply with all applicable trading moratoriums; and
•comply with the filing requirements described below.

Section 16 reporting officers and directors should note that penalties may attach to their transactions in securities of the Company which do not apply to other employees of the Company or investors generally.

Pre-Clearance of Transactions:

The pre-clearance process applies to transactions by each director and Section 16 reporting officer of the Company and each affiliated person (collectively, the covered persons). Each covered person should refrain from trading in any Covered Security at any time unless he or she first complies with the “pre-clearance” process.

Each covered person must contact the General Counsel’s office before engaging in any transactions involving Company securities, including any of the following transactions:

•purchasing or selling any Covered Security, including exercising options;
•making a voluntary contribution to purchase stock through, or changing an investment election or contribution amount with respect to, the Company’s Dividend Reinvestment and Stock Purchase Plan or similar plan offered through his or her broker, if applicable;
•changing an investment election or contribution amount with respect to the Company stock account for the health savings account;
•changing an investment election or contribution amount with respect to the Company stock account of any employee benefit plan that may be established by the Company (including any 401(k) plan or Employee Stock Purchase Plan (ESPP)); or
•making a gift of any Covered Security.

1    For this purpose, For this purpose, “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.
2 For this purpose, an individual “shares your household” when the individual is part of your economic unit. Thus, you                 should assume that transactions by an economically dependent child living at college or elsewhere full-time are transactions by an individual “sharing your household”. Likewise, you should assume that transactions by an economically dependent spouse living apart from you are transactions by an individual “sharing your household”.

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    While the General Counsel’s office will make every effort to process transaction requests by a covered person on an expedited basis, it is recommended that notice be given one (1) to two (2) full Business Days (as defined in the Policy) in advance of the desired transaction date.

The person receiving the calls from the “insider” will keep a record of all stock trading requests and complete a pre-clearance checklist. Once the transaction is complete, the “insider” must promptly provide the transaction details to one of the two individuals named below.

If a pre-cleared transaction does not occur within two (2) Business Days of pre-clearance, the pre-clearance process must be reinitiated by notifying one of the two individuals named below before proceeding.

While covered persons are permitted to execute transactions under a Rule 10b5-1(c) trading plan, the plan itself must: (a) be pre-approved by the General Counsel’s office; (b) be adopted during a permissive trading window and not when in possession of material non-public information; and (c) be amended or terminated only during a permissive trading window, when not in possession of material non-public information, and with the pre-approval of the General Counsel’s office. In addition, any proposed amendment to, alteration of or deviation from an established Rule 10b5-1(c) plan will be treated as the adoption of a new plan, which must be precleared by the General Counsel’s office. The rules regarding Rule 10b5-1(c) trading plans are complex, and you must fully comply with them. The plan must:

•expressly specify amounts, prices and dates of trades;
•include a written formula or algorithm, or computer program, for determining amounts, prices, and dates of trades; or
•not permit the covered person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so.

Furthermore, Rule 10b5-1 contains many other requirements with respect to the adoption and subsequent administration of the Rule 10b5-1(c) trading plan throughout its duration. A covered person may not have multiple Rule 10b5-1 trading plans in place that cover the same period of time, except under certain conditions specified in Rule 10b5-1. Such plans must also include a mandatory cooling-off period before trading can commence for covered persons that are directors or officers of the Company that expires on the later of (i) 90 days following such plan adoption or modification or (ii) two (2) Business Days following the disclosure of Company’s financial results in a Form 10–Q or Form 10–K for the completed fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following the adoption or modification of the plan). The plans must also include a mandatory cooling-off period before trading can commence of 30 days for persons other than the Company’s officers and directors. Additionally, Rule 10b5-1 limits the ability to rely on the affirmative defense for a single-trade plan to one single-trade plan per twelve-month period for all persons other than issuers.
In connection with approval by the General Counsel’s office, the covered person must provide representation certifying that, on the date of the adoption or modification of the plan: (i) the covered person is not aware of any material non-public information about the Company’s securities or the Company; (ii) the covered person is adopting Rule 10b5-1(c) plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and (iii) the covered person will act in good faith with respect to the Rule 10b5-1(c) plan throughout the duration of the plan.
The Company reserves the right to withhold pre-clearance of any Rule 10b5-1(c) trading plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a Rule 10b5-1(c) trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
Trading pursuant to a pre-cleared and pre-adopted Rule 10b5-1(c) trading plan does not exempt an individual from the Section 16, Rule 144 and Section 13 filing requirements described in the Addendum; accordingly, for directors and Section 16 reporting officers of the Company, a Rule 10b5-1(c) trading plan is not permitted unless the Rule 10b5-1 trading plan requires your broker to notify the Company before the close of business on the day of the execution of any transaction thereunder.
Please be advised that pre-clearance of a transaction should not be regarded as investment advice or as a guarantee that no liability will arise. If a covered person becomes aware of material, nonpublic information after receiving pre-clearance for a particular transaction, he or she is required to once again seek pre-clearance.

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Additional Blackouts:
In addition to the moratoriums described in the Policy, Section 16 reporting officers and directors of the Company may receive notice from the Company that they are prohibited from trading under employee benefit plans that may be established by or for the Company.3

Additional Requirements For Directors, Section 16 Reporting Officers and Certain Shareholders:

Section 16: Directors and Section 16 reporting officers of the Company, and beneficial owners of more than 10% of any class of the Company’s securities (collectively, Section 16 Individuals), must also comply with the reporting obligations and the limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

The practical effect of the short-swing profit prohibition is that Section 16 Individuals who purchase and sell the securities of the Company (including some securities held within the Company’s plans), or whose affiliated persons do so, within a six-month period must disgorge all profits to the Company, whether or not they had knowledge of any material, nonpublic information. Under these provisions, and so long as certain other criteria are met, the receipt of an option under a Company incentive plan and the exercise of that option are exempt from the application of short-swing profit liability under Section 16(b); however, the sale of any of the underlying shares will be subject to short-swing profit liability if made within six months of a non-exempt purchase of stock under Section 16. Moreover, no covered person may ever make a short sale, hedge or pledge of any Covered Security.

Section 16 also requires the filing of various forms (3, 4, or 5) to report transactions in securities of the Company, including purchases, sales, gifts, and certain transfers of securities, by Section 16 Individuals or their affiliated persons, or the grant or issuance of securities of the Company to Section 16 Individuals. Form 4 is due within two (2) Business Days of the transaction, which includes all purchases, sales, and gifts, and some types of transfers of securities of the Company. A limited number of transactions qualify for Form 5 reporting in February of each year for transactions in the preceding year. As part of the pre-clearance process, the General Counsel’s office will assist Section 16 Individuals in completing and filing the necessary Section 16 forms. Section 16 Individuals must make the General Counsel’s office aware of any actual or contemplated transactions so that the General Counsel’s office may evaluate the need for, and assist with the timely filing of, a Form 4.

Section 16 Individuals are urged to sign and return to the Company the Limited Power of Attorney provided in connection with their director/executive officer orientation in order to help promote the timely filing of the necessary forms. Notwithstanding any advice or assistance given to Section 16 Individuals by, or the pre-clearance processes of, the Company, as a matter of law, Section 16 Individuals are personally responsible for the timely filing of all required Section 16 reports and any Section 16(b) short-swing liability.

Rule 144: Rule 144 of the Securities Act of 1933, as amended, applies to the sale of restricted securities (i.e., securities which are not covered under a registration statement) by any person and to the sale of either restricted or unrestricted securities by a director or Section 16 reporting officer or certain of their affiliated persons. Rule 144 imposes limitations on the number of shares a director or Section 16 reporting officer and certain of his or her affiliated persons can sell in any three-month period (generally, the greater of 1% of the outstanding shares of that class of securities or the average weekly trading volume over a specified period) and requires that all sales be made in broker transactions or through market makers. Perhaps most importantly for the typical sale transaction, Rule 144 requires that the Section 16 reporting officer or director file with the Securities and Exchange Commission (SEC) a Form 144 for any sale where all sales during any three-month period in reliance upon Rule 144 (a) are for more than 5,000 shares or (b) the sale price of all shares sold are more than $50,000. If requested, the Company will assist with completing and filing the Form 144 as part of the pre-clearance process. More typically, the broker handling the transaction will complete the Form 144. Rule 144 also imposes a six-month holding period in the case of restricted securities (whether issued to directors, Section 16 reporting officers or any other person). Notwithstanding any advice or assistance provided by, or the pre-clearance process of, the Company, as a matter of law, persons subject to Rule 144 are personally responsible for any Rule 144 liability.

Section 13: Beneficial owners of more than 5% of any class of equity securities of the Company (Section 13 Individuals) must comply with the reporting obligations of Section 13 of the Exchange Act. Section 13 requires the filing of certain reports (e.g., Schedules 13D or 13G) with the SEC generally within five (5) Business Days4 after reaching a beneficial ownership level in any class of securities of the Company of more than 5% (with longer deadlines for Schedule 13G for c
3     Regulation BTR prohibits most trading by directors and executive officers of a company during certain retirement plan blackout periods that temporarily prevent plan participants from engaging in trading through their plan accounts and for which executive officers and directors will receive notice. Notwithstanding the foregoing, there are certain transactions exempt from the trading prohibition such as purchases or sales of equity securities pursuant to an approved Rule 10b5-1(c) trading plan, and thus any inquiries with respect to transactions in securities of the Company by executive officers and directors during such blackout periods should be directed to the General Counsel’s office.
4 Counted beginning on the first Business Day after the date on which beneficial ownership of more than 5% is acquired (rather than the date of acquisition).

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ertain qualified institutional investors unless the percentage exceeds 10%). Subsequent amendment filings must be made if any change occurs in the facts set forth in the previous report, including, for purposes of an amendment to a Schedule 13D, any increase or decrease in the percentage of the class of security owned by such person which is equal to 1% or more. If desired by a director or Section 16 reporting officer, the Company will assist with completing and filing the necessary Section 13 forms. Notwithstanding any advice or assistance provided by, or the pre-clearance processes of, the Company, as a matter of law, persons subject to Section 13 are personally responsible for any Section 13 liability.

Inquiries/Resolving Doubts:

Questions as to any of the matters discussed in the Policy or this Addendum should be directed to the General Counsel’s office. Please contact either of:

Nathaniel D. DeRose	Deputy General Counsel and Corporate Secretary	(412) 510-2845
Lisa M. Lind	Senior Counsel	(412) 980-9840

(Last updated: February 7, 2024)

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